EXHIBIT 99.1

                   STIRLING COOKE BROWN HOLDINGS LIMITED
                Victoria Hall, 3rd Floor, 11 Victoria Street
                          Hamilton HM 11, Bermuda

            LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                             March 28th, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington,  D.C. 20549-0408

Ladies  and  Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Stirling Cooke Brown Holdings Limited has obtained a letter or representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the auditavailability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of this audit.

                                Very truly yours,

                                Stirling Cooke Brown Holdings Limited

                                /s/ Stephen A. Crane

                                Stephen A. Crane
                                President, Chief Executive Officer and Director